Exhibit 10.1

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into as of December 8, 2025 (the “Effective Date”), and amends and restates in its entirety the Employment Agreement made and entered into as of December 13, 2013, as amended from time to time, (the “Existing Agreement”) by and between FTI Consulting, Inc., a Maryland corporation (the “Company”), and Steven Gunby (“Executive”).

W I T N E S S E T H:

WHEREAS, the Parties initially entered into the Existing Agreement providing for an employment term beginning January 20, 2014 and ending on the close of business on April 1, 2017; and

WHEREAS, the Parties entered into a series of amendments to the Existing Agreement providing for the extension of the term of the Existing Agreement; and

WHEREAS, the Company and Executive desire to amend and restate the entirety of the Existing Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Company and Executive agree as follows:

1. Employment. The Company agrees to employ Executive and Executive agrees to accept such employment upon the terms and conditions set forth in this Agreement.

2. Employment Term. The Executive’s Term of full-time employment under the Agreement shall begin on December 8, 2025 and, unless otherwise terminated as provided pursuant to SECTION 10 of this Agreement, will continue through the close of business on June 6, 2029 (the “Term”). Effective at the close of business on June 6, 2029, and each annual anniversary thereof, if not otherwise terminated as provided in this SECTION 1 or SECTION 10, the Third Additional Term and each “Renewal Term” (as hereafter defined) will automatically be extended for an additional one-year period (each a “Renewal Term”), unless the Executive has given one hundred twenty (120) days’ prior written notice to the Company, or the Company has given ninety (90) days’ prior written notice to the Executive, of his or its intention not to extend the Agreement for the applicable Renewal Term (a “Notice of Non-Renewal”). The Term and each Renewal Term that becomes effective hereunder, are collectively referred to in the Agreement as the “Employment Term.”

3. Position and Duties.

(a) During the Employment Term. During the Employment Term, Executive will (i) be employed to serve as, and have the title of, President and Chief Executive Officer (which shall be the most senior executive officer of the Company), reporting directly to the Company’s Board of Directors (the “Board”), with overall charge and responsibility for the day-to-day operations of the Company and to perform such duties consistent with such positions as Executive shall reasonably be directed to perform by the Board commensurate with Executive’s positions or as may be specified in the Company’s By-Laws, if applicable, (ii) have such authority as may be reasonably necessary or appropriate in order to enable Executive to carry out the duties and responsibilities of Executive’s employment under this Agreement, (iii) have Executive’s principal office located at the Company’s offices in Washington, D.C. and (iv) be entitled to office services and support commensurate with Executive’s position, duties and responsibilities. During the Employment Term, Executive will devote substantially all of Executive’s business time, attention, and energies to the performance of Executive’s duties and responsibilities under this Agreement, provided that Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or materially interfere with the ability of Executive to perform said duties and responsibilities; provided, further, that service on the board of directors or other governing body of any for-profit business entity is subject to the consent of the Board (which consent shall not be unreasonably withheld).

Execution Version

(b) Service on Board of Directors. During the Employment Term, when Executive’s term on the Board is due to expire, the Company shall include Executive as a nominee for reelection in the Company’s Proxy Statement for the annual meeting of stockholders for the year in which such expiration is to occur.

4. Annual Salary. During the Employment Term, the Company will pay or cause to be paid to Executive an annual base salary (“Base Salary”) equal to $1,000,000, payable in cash on a periodic basis in accordance with the Company’s normal payroll practices applicable to its executive officers, but not less often than monthly. Executive’s Base Salary will be subject to annual review by the Compensation Committee of the Board (the “Committee”) and may be adjusted upwards (but not downwards) in such amounts as the Committee may determine in its sole discretion. The term “Base Salary” as used in this Agreement refers to the Base Salary as so increased.

5. Annual Incentive Bonus. With respect to each fiscal year during the Employment Term, Executive will be entitled to participate in the Company’s Incentive Compensation Plan (or any successor thereto). Executive will be eligible to receive a bonus each year in such amount, if any, as determined by the Committee in accordance with the terms of the Company’s Incentive Comepsantion Plan (or any successor thereto) provided that, subject to the achievement of the applicable objective and subjective performance goals established by the Committee after consultation with Executive, Executive’s threshold bonus opportunity shall be not less than 75% and not more than 100% of Base Salary, target bonus opportunity shall be not less than 150% and not more than 200% of Base Salary (the “Target Bonus”) and maximum bonus opportunity shall be not less than 225% and not more than 300% of Base Salary. Other than as set forth in SECTION 11, Executive must be employed on the bonus payment date to earn any such bonus. To the extent consistent with the form of bonus payments made to other senior executives of the Company, Executive’s annual bonus, if any, may be paid by paying two-thirds in cash and one-third in the form of time-vesting restricted stock.

6. Incentive Stock Awards.

(a) Annual LTIP Award. Executive shall participate in the Company’s Executive long-term incentive program applicable to senior executives (the “LTIP”) and will have an expected annual LTIP target opportunity of not less than Executive’s LTIP target opportunity for the prior year, valued in accordance with Committee practice. The LTIP award granted to Executive, the target opportunity of any LTIP award, and the terms and conditions of any LTIP award shall be subject to the discretion of the Committee and may be settled through cash or stock; provided that the terms and conditions of any LTIP award shall be the same as for similar awards made contemporaneously to any senior executive officers of the Company.

7. Employee Benefit Programs and Perquisites.

(a) General. During the Employment Term, Executive will be entitled to participate in such qualified and nonqualified employee pension plans, group health, long-term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites generally maintained or provided by the Company from time to time to or for the benefit of its actively employed executive employees or employees generally (“Benefit Plans”). The preceding sentence does not, however, entitle Executive to participate in any plans specific to other individual executives or employees. Executive’s participation in any Benefit Plans will be subject to the terms of the applicable plan documents and the Company’s generally applied policies and procedures. The Company in its discretion may from time to time adopt, modify, interpret, or discontinue such plans, policies and procedures in a manner generally applicable to the Company’s executives or employees. During the Employment Term, Executive will be entitled to at least four weeks of paid vacation for each calendar year (pro-rated for partial calendar years), subject to the Company’s policies and procedures applicable to senior executives on use and retention of such vacation in effect from time to time, but with no payment for unused vacation.

(b) Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly pay or reimburse Executive for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies and procedures in effect from time to time with respect to executives of the Company.

Execution Version

8. No Other Employment. Executive represents to the Company that he is not subject to any agreement, commitment or policy of any third party that would prevent him from entering into or performing the duties of his employment under this Agreement. Executive will not enter into any agreement or commitment or agree to any policy that would prevent or hinder the performance of his duties or obligations under this Agreement.

9. No Payments to Governmental Officials. Executive will not knowingly pay or authorize payment of any remuneration to or on behalf of any governmental official which would constitute a violation of applicable law. The Company will neither request nor require Executive to offer to make or make a payment of any remuneration to or on behalf of any governmental official other than those required or expressly permitted by applicable law.

10. Termination of Employment.

(a) Resignation. Executive may voluntarily resign his employment under this Agreement without Good Reason (as defined in SECTION 10(e)) at any time upon at least 60 days’ prior written notice to the Company. The Company may waive such notice or authorize a shorter notice period. Unless otherwise agreed in writing by the Company and Executive, Executive’s employment shall terminate on the last day of the Employment Term if Executive has given the Company a Notice of Non-Renewal in accordance with SECTION 2 and such resulting termination shall be treated as a resignation by Executive without Good Reason for purposes of this Agreement.

(b) Termination by the Company for Cause. The Company may terminate Executive’s employment for “Cause” if Executive:

(i) is convicted of or pleads nolo contendere to a felony;

(ii) commits fraud with respect to, or misappropriates any funds or property of, the Company or any affiliate, customer or client of the Company;

(iii) engages in any act or omission which is in material violation of any material policy of the Company;

(iv) engages in willful material misconduct or gross negligence in connection with the performance of his duties;

(v) substantially fails to perform his material duties after written request for such performance from the Board;

(vi) continues to fail to reasonably cooperate in any audit or investigation regarding the Company or its business practices after written request for such performance from the Board; or

(vii) engages in any material misconduct that significantly adversely affects, or is likely to significantly adversely affect, the business or reputation of the Company.

Executive’s termination for Cause will be effective immediately upon the Company’s mailing or transmitting written notice of such termination. For purposes of sub-clause (iv) above, no act or omission shall be “willful” if such conduct was in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.

(c) Termination by the Company Without Cause. Subject to the provisions hereof, the Company may terminate Executive’s employment under this Agreement before the end of the Employment Term, without Cause immediately upon written notice. Unless otherwise agreed in writing by the Company and Executive, Executive’s employment shall terminate on the last day of the Employment Term if the Company has given Executive a Notice of Non-Renewal in accordance with SECTION 2 and such resulting termination shall be treated as a termination by the Company without Cause for purposes of this Agreement, including, without limitation SECTION 11(b) below.

(d) Termination Due to Disability. If Executive becomes “Disabled” (as defined below), the Company may terminate Executive’s employment. For purposes of this Agreement, Executive will be deemed to be “Disabled” or to have a “Disability” if Executive is determined to be totally and permanently disabled under the Company’s long-term disability insurance plan in which he participates or if Executive is unable to substantially perform the customary duties and responsibilities of Executive’s employment for a period of at least 120 days within an 180-day period by reason of a physical or mental incapacity.

Execution Version

(e) Termination by Executive for Good Reason. Executive may resign for “Good Reason” upon the occurrence of any of the following events without Executive’s prior written consent (i) a material adverse change in Executive’s title, duties or responsibilities (including reporting responsibilities) or the Company’s failure to nominate Executive as a member of the Board, (ii) material reduction in Executive’s Base Salary or Target Bonus opportunity, (iii) a required relocation of Executive’s principal office by more than 50 miles from his office location in Washington, D.C.; or (iv) any failure to assign to a successor to the business and substantially all assets of the Company, and of such successor to assume, the obligations of the Company under all applicable plans and agreements with Executive; provided that Good Reason shall not exist unless and until Executive provides the Company with written notice thereof within ninety (90) days of the date Executive knows or should have known about the initial occurrence of such event, the Company fails to cure such acts within thirty (30) days of receipt of such notice and Executive terminates employment within thirty (30) days following the expiration of such cure period, otherwise grounds for Good Reason on account of such occurrence shall lapse.

(f) Death. If Executive dies during the Employment Term, the Employment Term will end as of the date of Executive’s death.

11. Payments on Termination of Employment.

(a) Termination for any Reason. If Executive’s employment is terminated

(A) for any reason by either party, the Company will promptly pay or provide to Executive:

(i) the unpaid amount, if any, of Executive’s Base Salary through the date of termination,

(ii) the amount of any unreimbursed business expenses incurred through the date of termination that are payable in accordance with SECTION 7(b),

(iii) any additional vested benefits, if any, to which Executive is entitled under the terms of any the Company employee pension or welfare benefit plan in which Executive was a participant (the amounts specified in clauses (i) through (iii) collectively, “Accrued Compensation”), and

(iv) the unpaid amount, if any, of Executive’s previously earned and unpaid annual cash incentive bonus and

(B) for death or Disability of Executive

(i) a pro-rated annual incentive bonus for the performance year of termination based on actual performance results for such performance year in respect of the applicable objective financial performance goals, if any, established for the applicable year of termination (with no exercise of negative discretion), determined by multiplying (x) the amount of such annual incentive bonus, if any, which would be due and payable in respect of the achievement of the applicable objective financial performance goals for the full performance year in which such termination occurred had such termination event not occurred, by (y) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount, if any, shall be paid in a lump sum in cash when annual incentive bonuses for such performance year are paid to other eligible senior executives of the Company, which is no later than March 15th of the calendar year following the applicable performance year (the “Pro-rated Annual Incentive Bonus”) and

(ii) without duplication of any amount payable in respect of the immediately preceding clause (i), pro-rated annual incentive pay for the year of termination based on the portion of annual incentive pay, if any, attributable to individual performance goals, if applicable (“Individual Performance AIP”), and the amount awarded and paid in respect of Individual Performance AIP, if any, in the calendar year prior to the year in which such termination occurred, determined by multiplying the (x) amount paid in respect of Individual Performance AIP, if any, in the calendar year prior to the year of termination, by (y) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount, if any, shall be paid in a lump sum in cash within two and one-half months following the effective date of such termination (the “Pro-rated Individual Performance Bonus”).

Execution Version

The impact of a termination on any stock incentive award shall be governed by the terms and conditions of the applicable award agreement and stock plan. Executive agrees that any amounts beyond the Accrued Compensation are subject to SECTION 11(d). Additionally, Executive agrees that if he breaches the restrictive covenants set forth in SECTION 13, the Company may cease paying Executive amounts otherwise payable under this SECTION 11(a) to the extent allowed by applicable law and will retain its rights to enforce the restrictive covenants and to seek any other remedies available at law or in equity..

(b) Termination by the Company Without Cause or by Executive for Good Reason. In addition to the payments and benefits set forth in SECTION 11(a) above, if the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then subject to SECTIONS 11(d) and 22 and Executive’s continued compliance with SECTION 13, Executive will also be entitled to receive the following payments and benefits:

(i) an amount equal to 2.0 times the sum of Executive’s Base Salary and Target Bonus (as defined in Section 5 of the Agreement), to be paid in a cash lump sum within 15 days of the date the Release (as defined below) becomes effective and irrevocable;

(ii) any earned but unpaid annual incentive bonus, if any, with respect to the completed year prior to the year of Executive’s termination of employment, which amount (if any) shall be paid in a lump sum in cash when such annual incentive bonus is paid to other executives of the Company;

(iii) any Pro-rated Annual Incentive Bonus;

(iv) full and immediate vesting of the Sign-On Award upon the date the Release becomes effective and irrevocable;

(v) continuing group health and group life insurance coverage for Executive and, where applicable, Executive’s eligible dependents, at the same benefit levels in effect from time to time with respect to active senior executives of the Company for 18 months after such termination; provided that the cost of such coverage shall be split between the Company and Executive in the same ratio as the cost-sharing in effect under the Company’s policies and procedures for the Company’s executives at that time; provided further that the foregoing obligation to pay such costs shall cease to the extent the Company is exposed to tax penalties; and

(vi) any Pro-rated Individual Performance Bonus.

Executive agrees that if he breaches the restrictive covenants set forth in SECTION 13, the Company may cease paying Executive amounts otherwise payable under this SECTION 11(b) and will retain its rights to enforce the restrictive covenants and to seek any other remedies available at law.

(c) Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Compensation (including any accelerated vesting) shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company Group (as defined below) and its affiliates substantially in the form of Exhibit A attached hereto (the “Release”). Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Anything herein to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Code Section 409A (as defined below) and the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, then the Company will make (or commence, if paid via installments) such payments in the second calendar year subject to the Release becoming effective and irrevocable and otherwise in accordance with the timing provisions set forth in this SECTION 11.

(d) Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity and shall execute and deliver written documentation evidencing such resignation as requested by the Company.

Execution Version

(e) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer.

12. Section 280G of the Code. Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by Executive or paid by Company on Executive’s behalf or any property, or any other benefit provided to Executive under this Agreement or under any other plan, arrangement or agreement with Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of Company (or in the ownership of a substantial portion of the assets of Company) or any person affiliated with Company or such person (but only if such payment or other benefit is in connection with Executive’s employment by Company) (collectively the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (and any similar tax that may hereafter be imposed by any taxing authority), then Executive will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Internal Revenue Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, local income and employment taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Company Payments. Any determination required under this SECTION 12 shall be made in writing by the independent registered public accounting firm at the Company’s expense, designated by the Company and reasonably acceptable to Executive (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and Executive. For purposes of making any calculation required by this SECTION 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code. If there is a reduction of the Company Payments pursuant to this SECTION 12, such reduction shall occur in the following order: (A) any cash severance payable by reference to Executive’s Base Salary or annual bonus, (B) any other cash amount payable to Executive, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award. For the avoidance of doubt, in the event that additional Company Payments are made to Executive after the application of the cutback in this SECTION 12, which additional Company Payments result in the cutback no longer being applicable, Company shall pay Executive an additional amount equal to the value of the Company Payments that were originally cutback. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Company Payments (if any) made during such calendar year, and shall pay such restoration within ninety (90) days following the last day of such calendar year. For the avoidance of doubt, in no event whatsoever shall Executive be entitled to a tax gross-up or other payment in respect of any Excise Tax, interest or penalties that may be imposed on the Company Payments by reason of the application of Section 280G or Section 4999 of the Internal Revenue Code.

13. Restrictive Covenants; Company Inventions.

(a) Non-Competition. In consideration for Executive’s employment by the Company, the salary and benefits under this Agreement, including the promise of post-termination compensation under certain circumstances, specialized training Executive will receive in connection with his employment by the Company and other good and valuable consideration provided herein, Executive acknowledges and agrees that, while the Company employs Executive and through the end of the Restricted Period (as defined below), Executive will not, directly or indirectly, singly or jointly, on Executive’s own behalf or on behalf of any third party, establish, create, be employed by, serve as an officer, director, advisor or consultant to, lend money to, invest in, provide advice to, or engage or otherwise participate in any way in any Competitive Business (as defined below) within any country where the Company does business; provided that Executive may own up to 5% of any class of stock that is registered under the Securities Exchange Act of 1934 and listed or traded on a national securities exchange or the Nasdaq National Market without violating this covenant.

Execution Version

(i) For purposes of this Agreement, the term “Competitive Business” shall mean any consulting practice in the areas of financial restructuring, forensic and litigation consulting, economic consulting, health care consulting, strategic communications, and electronic discovery or any other line of business that competes with the Company or its successors, assigns, predecessors, affiliates or subsidiaries (collectively, the “Company Group”), but only to the extent that the Company Group either engaged in such areas or lines of business during the Employment Term or Executive had knowledge before termination of his employment with the Company Group that the Company Group intended to or contemplated entering such areas or lines of business.

(ii) For purposes of this Agreement, the term “Restricted Period” shall mean the time period during Executive’s employment or other engagement with the Company Group and for eighteen (18) months thereafter. Executive understands and agrees that the rights and obligations set forth in this SECTION 13 will survive termination of this Agreement and Executive’s employment with the Company Group for any reason (or no reason).

(b) Non-Interference with Clients or Customers. During the Restricted Period, Executive agrees that he will not intentionally:

(i) seek to reduce the amount of business performed or engaged in by the Company or any member of the Company Group with any person or entity who is or has been, within the Restricted Period, a customer or client of any member of the Company Group;

(ii) solicit any person or entity who is or has been, within the Restricted Period, a customer or client of the Company or any member of the Company Group, to terminate their relationship with any member of the Company Group.

(c) Non-Solicitation of the Company Group Employees or Contractors. During the Restricted Period, Executive agrees that he will not, directly or knowingly indirectly, whether for himself or for any other individual or entity (other than any entity belonging to the Company Group), hire, solicit, or endeavor to hire away or solicit away from the Company Group, or otherwise induce to terminate their relationship with the Company Group, any person whom the Company Group employs or otherwise engages to perform services, or has employed or engaged for services within the 12-month period immediately prior to the applicable date, including, but not limited to, any independent consultant, sales representative, contractor, subcontractor, supplier or vendor. Executive further agrees that he will not otherwise interfere with or disrupt the Company Group’s relationship with any of its employees, contractors, subcontractors, suppliers or vendors.

(d) Confidentiality.

(i) Confidentiality Obligation. In connection with Executive’s employment with the Company Group, Executive will be given access to confidential and proprietary information and trade secrets concerning the business, plans, operations and prospects of the Company Group and other information not generally known outside of the Company Group that may be of value to the Company Group. Furthermore, in connection with Executive’s employment with the Company Group, Executive will be given confidential and proprietary information and trade secrets that have been given to the Company or the Company Group in confidence by third parties (the confidential and proprietary information and trade secrets of the Company Group and third parties, as further defined below, shall be referred to herein as “Confidential Information”). Executive understands that employment by the Company creates a relationship of confidence and trust with respect to any such Confidential Information that has been or may be disclosed to Executive and that the Company has a protectable business interest in its Confidential Information. Executive acknowledges and agrees that using, disclosing or publishing any Confidential Information in an unauthorized or improper manner could cause the Company or the Company Group substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive acknowledges and agrees that Executive shall not at any time, except in performing Executive’s employment duties to the Company Group under this Agreement (except with the prior written consent of the Board), directly or indirectly, use, disclose or publish any Confidential Information that Executive may learn or become aware of, or have learned or become aware of because of Executive’s prior or continuing employment, ownership or association with the Company Group or any of their predecessors, or use any such information in a

Execution Version

manner detrimental to the interests of the Company or the Company Group. Executive understands and agrees that the rights and obligations set forth in this SECTION 13(d) will continue indefinitely and will survive termination of this Agreement and Executive’s employment with the Company Group.

(ii) Confidential Information. “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Company or the Company Group with respect to the Company’s or any member of the Company Group’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company’s or the Company Group’s products or services), business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information and any other information not generally known outside the Company or the Company Group that may be of value to the Company or the Company Group, but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to the Company or the Company Group in confidence.

Confidential Information shall not include any information that (i) has been properly published in a form generally available to the public prior to the date Executive proposes to disclose or use such information or otherwise is or becomes public knowledge through legal means without fault by Executive, (ii) is already public knowledge prior to the signing of this Agreement, (iii) was available to Executive on a non-confidential basis prior to its disclosure by the Company, or (iv) must be disclosed pursuant to applicable law or court order. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii) Preserving Third Party’s Confidences. Executive agrees not to use in working for the Company Group and not to disclose to the Company Group any confidential information of another party that Executive does not have the right to use or disclose and that the Company Group is not free to use without liability of any kind. Executive agrees to promptly inform the Company in writing of any patents, copyrights, trademarks or other proprietary rights known to Executive that the Company or the Company Group might violate because of information Executive provides.

(e) Exclusive Property. Executive confirms that all Confidential Information is and must remain the exclusive property of the relevant member of the Company Group. All business records, business papers and business documents Executive keeps or makes in the course of Executive’s employment by the Company must be and remain the property of the relevant member of the Company Group. Upon the termination of this Agreement with the Company or upon the Company’s or the Company Group’s request at any time (which compliance by Executive pursuant to this SECTION 13(e) shall not waive any right under SECTION 10(e) with respect thereto), Executive shall promptly deliver to the Company or relevant member of the Company Group any Confidential Information or other materials (written or otherwise) not available to the public or made available to the public in a manner Executive knows or should reasonably recognize the Company or the Company Group did not authorize, and any copies, excerpts, summaries, compilations, records and documents Executive made or that came into Executive’s possession during Executive’s employment. Executive agrees that Executive will not, without the Company’s consent, retain copies, excerpts, summaries or compilations of the foregoing information and materials. Executive understands and agrees that the rights and obligations set forth in this SECTION 13(e) will continue indefinitely and will survive termination of this Agreement and Executive’s employment with the Company Group.

Execution Version

(f) Intellectual Property. Executive agrees that all records, documents, papers, inventions, notebooks, drawings, designs, technical information, source or object code, processes, methods, ideas, discoveries, improvements or other copyrightable or otherwise protectable works, whether patentable or not, in any media, Executive conceives, creates, invents or discovers, that relates to or results from any work Executive performs or performed for the Company or any member of the Company Group or that arises from the use of the facilities, materials, personnel or Confidential Information of the Company or any member of the Company Group in the course of Executive’s employment (whether or not during working hours), whether conceived, created, discovered, or invented individually or jointly with others (the “Company Inventions”), will, together with all worldwide patent, copyright, trademark, trade secret, mask works or other intellectual property rights in such works, including reissues thereof, as well as the right to prosecute or sue for infringements or other violations of these intellectual property rights (collectively “Intellectual Property Rights”), be and remain absolutely the property of the Company and/or the relevant member of the Company Group. Executive irrevocably and unconditionally waives all rights that vest in Executive (whether on, or after the date of this Agreement) in connection with Executive’s authorship of any copyrightable works in the course of Executive’s employment with the Company and/or the Company Group, wherever in the world enforceable. Executive recognizes any such works are “works for hire” of which the Company is the author. If, for any reason, any such the Company Inventions shall not legally be a “work-for-hire” or there are rights which do not accrue to the Company under the preceding provisions, then Executive hereby irrevocably assigns to the Company and agrees to quitclaim any and all of Executive’s right, title and interest thereto, including, without limitation, all Intellectual Property Rights or other rights of whatsoever nature therein, whether now or hereafter known, existing, contemplated, recognized or developed, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines, all without any further payment to Executive. Without limitation, Executive waives the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment, and irrevocably transfers and assigns to the Company any and all moral rights that Executive may have in any the Company Invention and authorizes the Company to make any desired changes to any part of any the Company Invention and combine it with other materials in any manner desired.

Executive will promptly disclose, grant and assign ownership to the Company and/or the relevant member of the Company Group for its sole use and benefit any and all the Company Inventions that Executive develops, acquires, conceives or reduces to practice while the Company and/or the Company Group employs Executive and will take all steps necessary to assist the Company in obtaining and/or protecting its ownership rights therein. Executive will promptly disclose and hereby grants and assigns ownership to the Company of all the Company Inventions, Intellectual Property Rights and any foreign equivalents thereof that may at any time be filed or granted for or upon any such the Company Invention.

(g) Mutual Non-Disparagement. Executive hereby covenants to the Company and agrees that Executive shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning any member of the Company Group or any of their current or former officers, directors, employees, or any of its products, services, businesses or activities. The Company acting by formal statement or through its officers or directors (while serving in such capacities), will not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning Executive; provided that the foregoing shall not be violated by good faith statements made (x) to the Board (or a committee thereof), officers, or directors by officers, directors or other service providers of the Company Group in connection with the review of Executive’s employment or performance or (y) by Executive in connection with Executive’s review of the performance of officers or other service providers of the Company group. Notwithstanding the foregoing, nothing herein shall prohibit or restrict any person from providing statements or information that such person believes in good faith to be necessary or advisable in connection with (i) any legal proceeding or investigation conducted by or at the behest of the Company Group, any governmental authority or quasi-governmental authority or (ii) with the Company Group’s compliance with any of its legal or regulatory obligations.

(h) Maximum Limits. If any provision of this SECTION 13 is ever deemed to exceed the time, geographic area or activity limitations the law permits, Executive and the Company agree to reduce such limitations to the maximum permissible limitation, and Executive and the Company authorize a court or arbitrator having jurisdiction to reform each such provision to the maximum time, geographic area or activity limitations the law permits, provided, however, that such reductions shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

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(i) Injunctive Relief. Without limiting the remedies available to the Company and/or the Company Group, Executive acknowledges that a breach of any of the covenants regarding non-competition, non-interference, non-solicitation, confidentiality or intellectual property rights contained in this Agreement may result in material irreparable injury to the Company Group for which there is no adequate remedy at law and that it will not be possible to accurately measure damages for such injuries. Executive agrees that, if there is a breach or threatened breach of this Agreement, the Company and/or the Company Group will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by any provision of this SECTION 13, or such other relief as may be required to specifically enforce any of the covenants contained in this SECTION 13. Executive agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity.

The Company or any the Company Group member will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for monetary damages and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this SECTION 13 or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the Company or the Company Group’s recovery of monetary damages and compensation. Executive hereby acknowledges that the duration and scope of the covenants set forth in this SECTION 13 are reasonable and appropriate and that he will not later challenge the reasonableness or enforceability of any of the covenants set forth in this SECTION 13. Executive also agrees that the Restricted Period or such longer period during which the covenants hereunder by their terms survive will extend for any and all periods for which a court with personal jurisdiction over Executive finds that Executive violated the covenants contained herein.

14. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of all claims that may be made against the Company Group, and will assist the Company Group in the prosecution of all claims that may be made by the Company Group, to the extent that such claims may relate to the period of Executive’s employment with the Company Group; it being understood, that after termination of Executive’s employment, such assistance shall be coordinated so as not to substantially interfere with Executive’s other full-time business endeavors. Executive agrees to promptly inform the Company Group if Executive becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company Group. Executive also agrees to promptly inform the Company Group (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating and telephonic expenses and, to the extent pre-approved by the Company (or as otherwise payable or reimbursable under SECTION 27), legal and other expenses, in each case, incurred by Executive in complying with this SECTION 14.

15. Assignment and Successors. This Agreement is personal to Executive and, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition or intestate succession. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

16. Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Execution Version

17. Amendment; Waiver. Neither Executive nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any provision of this Agreement shall not be deemed a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

18. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Survival. The obligations contained in SECTIONS 11, 13, 14 and 27 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

21. Tax Matters. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22. Section 409A Compliance.

(a) General. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, with the consent of Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) “Separation from Service”; “Specified Employee”; Six-Month Delay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Consistent with the requirements of Treasury Regulation §1.409A-1(h)(1)(ii), for purposes of this Agreement, the parties hereby agree that a “separation from service” (and thus, a termination of employment) shall be deemed to occur when the level of bona fide services provided by Executive to the Company decreases to a level less than fifty percent (50%) of the average level of services performed by Executive for the Company during the immediately preceding thirty-six (36)-month period. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death. Upon the expiration of such six-month delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Execution Version

(c) Reimbursement of Expenses. Notwithstanding anything to the contrary in this Agreement, with respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, the reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the taxable year after the taxable year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Installment Payments; Specified Payment Periods. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Change of Control Definition. Notwithstanding anything to the contrary in this Agreement, for purposes of the payment of any deferred compensation hereunder, an event shall not be considered to be a Change of Control hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.”

23. Governing Law. The laws of the State of Maryland (other than its conflict of laws provisions) govern this Agreement.

24. Notices. Notices may be given in writing by personal delivery, by certified mail, return receipt requested or by overnight delivery. Executive should send or deliver notices to the attention of the Corporate Secretary at 2 Hamill Road, North Building, Baltimore, Maryland 21210, with an electronic copy, which shall not constitute notice to the attention of the General Counsel at eric.miller@fticonsulting.com. The Company will send or deliver any notice given to Executive at Executive’s address as reflected on the Company’s personnel records. Executive and the Company may change their addresses for notice by w notice to the other. Executive and the Company agree that notice is deemed received on the date it is personally delivered, the date it is received by certified mail or the date of guaranteed delivery by overnight service.

25. Superseding Effect. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings between Executive and the Company or any of its affiliates with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

26. Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment relationship with the Company, irrespective of whether this Agreement or Executive’s employment relationship with the Company has terminated, will be settled exclusively by binding arbitration to be held in the metropolitan area in which Executive is then employed and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), or the corresponding rules of such other entity as may be mutually agreed upon by the parties, as then in effect.

(b) After either party submits a request for arbitration, AAA or such other entity mutually agreed upon by the parties (either, hereinafter referred to as the “ADR Entity”), the ADR Entity will be requested to appoint a single, neutral arbitrator from a panel of former or retired judges, within ten business days after such request, to preside over the arbitration and resolve the dispute. The parties agree to raise any objections to such appointment within ten business days after it is made and to limit those objections to the arbitrator’s actual conflict of interest. The ADR Entity, in its sole discretion, will determine within ten business days the validity of any objection to the appointment of the arbitrator based on the arbitrator’s

Execution Version

actual conflict of interest. The arbitrator will be directed to render a full decision on all issues properly before the arbitrator within 60 days after being appointed to serve as arbitrator, unless the parties otherwise agree in writing or the arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

(c) The parties will use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel and agents as the arbitrator may request. The parties direct the arbitrator to take into account their stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

(d) Other than as set forth in SECTIONS 13(h) and 16, the arbitrator will not have the authority to add to, detract from or modify any provision of this Agreement or to award punitive damages to any injured party. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company will bear all expenses of any such arbitration proceeding, except that each party will bear its own counsel fees unless the arbitrator decides to award counsel fees to one of the parties.

(e) Notwithstanding the foregoing, each party shall be entitled to seek injunctive or other equitable relief, as contemplated by SECTION 13(i) above, from any court of competent jurisdiction, without the need to resort to arbitration.

27. Indemnification and Liability Insurance. the Company shall indemnify Executive to the fullest extent permitted by applicable law and the Company’s by-laws with regard to Executive’s actions (or inactions) on behalf of the Company in his capacity as an officer and/or director, with advancement of legal fees and other expenses on a current basis to the fullest extent permitted by law. The Company shall cover Executive under professional and other appropriate liability insurance policies both during and, while any potential liability exists, after the Employment Term; provided that the amount and extent of such coverage shall be at least as great and extensive as such coverage on the Company’s other senior executives and directors.

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the date first above written.

FTI CONSULTING, INC.

By:	/s/ Curtis P. Lu
Name:	Curtis P. Lu
Title:	General Counsel

EXECUTIVE

By:	/s/ Steven H. Gunby
Name: Steven H. Gunby
Title: President and Chief Executive Officer

Execution Version

EXHIBIT A

GENERAL RELEASE

I, Steven Gunby, in consideration of and subject to the performance by FTI Consulting, Inc., (together with its subsidiary companies, the “Company”), of its obligations under the Amended and Restated Employment Agreement dated as of [•] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me in addition to any Accrued Compensation under Section 11 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 11 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph (ii) above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Compensation or

Execution Version

any severance and other benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under Section 27 of the Agreement or under the Company’s organizational documents or otherwise, (iii) unreimbursed business expenses due under Section 7(b) of the Agreement or (iv) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph (ii) above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 11, 13, 14 and 27 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Execution Version

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I AM HEREBY BEING ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST [21][45]1 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:

DATED:

1	NTD: To be determined at the time of termination in accordance with applicable law.